Exhibit 99.1

News Release	Corporate Communications 262 N. University Dr. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY17 Third Quarter Operating Results

Vista Outdoor EPS Includes Non-Cash Intangible Impairment Charge

Vista Outdoor Updates FY17 Financial Guidance

Farmington, Utah, February 9, 2017 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the third quarter of its Fiscal Year 2017 (FY17), which ended on January 1, 2017.

"Vista Outdoor is committed to delivering long-term growth through the execution of our strategy and a focus on new product development, operational efficiencies and execution excellence," said Vista Outdoor Chairman and Chief Executive Officer Mark DeYoung. "The challenging retail environment we experienced in our first and second quarters worsened in our third quarter following a slow hunting season and the national elections. This resulted in the need for increased promotional activity to support sales and maintain market share. We have also seen increased inventory in our retail and wholesale channels. As a result of these market factors, we announced a non-cash intangible impairment charge. Although we are disappointed in the impairment within the Hunting and Shooting Accessories reporting unit, we continue to drive improvements in our execution and innovation in our product lines. The company launched more than 150 new products during the winter show season. We have created market leading positions in numerous outdoor product categories, and we are committed to delivering long-term value from our portfolio of top brands."

For the third quarter ended January 1, 2017:

•	Sales were $654 million, up 10 percent from the prior-year quarter, including $92 million from the recent acquisitions. Sales were down 5 percent on an organic basis.

•
Gross profit was $169 million, relatively flat to the prior-year quarter. This includes $24 million of gross profit from the recent acquisitions, offset by a 14 percent decrease in organic gross profit.

•
Operating expenses were $553 million, compared to $92 million in the prior-year quarter. The increase primarily reflects a pre-tax, non-cash goodwill and intangible impairment charge of $449 million. The increase in operating expenses also reflects additional expenses generated by the acquired businesses. These increases were partially offset by reductions due to lower incentive accruals as a result of current-year performance, and cost cutting initiatives.

•
The tax rate for the quarter was 4.4 percent compared to 36.0 percent in the prior-year quarter. The difference in the current-year rate was primarily caused by the non-deductible treatment of the goodwill impairment charge noted above. The adjusted tax rates were 33.6 percent in the third quarter and 36.0 percent in the prior-year quarter.

•	Fully diluted earnings per share (EPS) was $(6.44), compared to $0.70 in the prior-year quarter. Adjusted EPS was $0.62, compared to $0.70 in the prior-year quarter.

•
Cash flow provided by operating activities was $58 million compared to $71 million in the prior-year period. Year-to-date free cash flow use was $18 million, compared to free cash flow generation of $51 million in the prior-year period.

•
The company repurchased approximately 1,560,000 shares for $60 million. On January 23, 2017, Vista Outdoor completed its $100 million share repurchase program. The total number of shares repurchased under this plan was approximately 2,737,000.

"The acceleration of current market challenges has led the company to update FY17 financial guidance," said Vista Outdoor Chief Financial Officer Stephen Nolan. "For the full year, we expect gross margins to be roughly in line with the third quarter results. While we will release formal guidance for FY18 during our May earnings call, we do expect the revenue and margin pressures we are experiencing in the back half of FY17 to continue into next year. Despite the pressures this year and next, the company is committed to a value-creating capital deployment strategy, long-term sales growth and margin improvement, and delivering long-term value to our shareholders."

Updated Outlook for Fiscal Year 2017

Vista Outdoor updates FY17 financial guidance:

•	Sales in a range of $2.50 billion to $2.54 billion.

•	Interest expense of approximately $45 million.

•	Tax rate of approximately (12) percent, with an adjusted tax rate of approximately 35 percent.

•	EPS in a range of $(4.57) to $(4.42), with adjusted EPS in a range of $1.95 to $2.10.

•	Capital expenditures of approximately $90 million.

•	Free cash flow in a range of $25 million to $40 million.

The updated guidance above includes the previously announced Camp Chef acquisition but does not include the impact of the goodwill and intangible impairment that was recorded in the third quarter, any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions, nor the impact of contingent consideration revaluation, transition expenses, the acquisition legal claim settlement or inventory step-ups for already-completed acquisitions.

Please see the tables below for a reconciliation of non-GAAP adjusted EPS, operating profit and free cash flow to the comparable GAAP measures.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its third quarter FY17 financial results on February 9, 2017, at 9 a.m. Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number for the recorded call is 719-457-0820, and the confirmation code is 1276869.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit and Earnings Per Share

The adjusted gross profit, adjusted operating expenses, operating profit (adjusted EBIT), adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented above are non-GAAP financial measures that Vista Outdoor defines as gross profit, operating expenses, operating profit (EBIT), tax rate, net income, and EPS excluding, where applicable, the impact of a non-cash goodwill and intangible asset impairment, changes in value of future payments of contingent consideration, costs incurred in the period for completed and potential transactions, transition costs for the Action Sports acquisition, and acquisition inventory step-up. As these transactions impact a variety of financial measures Vista Outdoor management is presenting each of these measures so a reader may compare gross profit, operating expenses, EBIT, tax rate, net income and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor's definition may differ from those used by other companies.

Vista Outdoor
Quarter ended January 1, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income (Loss)	EPS
As reported	$168,606	$553,262	$(384,656)	$(17,548)	4.4%	$(377,659)	$(6.44)
Goodwill and intangibles impairment	—	(449,199)	449,199	35,670		413,529	7.05
Contingent consideration	—	(843)	843	320		523	0.01
Transaction and transition costs	—	(16)	16	6		10	—
As adjusted	$168,606	$103,204	$65,402	$18,448	33.6%	$36,403	$0.62

Quarter ended January 3, 2016:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$167,504	$92,272	$75,232	$24,297	36.0%	$43,159	$0.70
Transaction costs	—	(265)	265	101		164	—
Inventory step-up	505	—	505	192		313	—
As adjusted	$168,009	$92,007	$76,002	$24,590	36.0%	$43,636	$0.70

Outdoor Products
Quarter ended January 3, 2016:
(in thousands)
Gross Profit
As reported	$63,607
Inventory step-up	505
As adjusted	$64,112

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended January 1, 2017 and January 3, 2016.

A challenging retail environment and other market pressures resulted in deeper discounting of Vista Outdoor’s accessories products during the quarter ending January 1, 2017. The deeper discounting caused a reduction in the projected cash flows of the Hunting and Shooting Accessories reporting unit. Given this drop in projected cash flows and a continued challenging retail environment, we determined a triggering event had occurred requiring an evaluation of goodwill. Upon completion of the analysis an impairment of goodwill and identifiable intangible assets was determined to be necessary. Given the non-cash and unusual and infrequent nature of this intangible asset impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangible impairment charge was determined based on the fact that the goodwill impairment charge of $354 million is non-deductible for tax purposes and the remaining intangible asset impairment of $95 million was deductible at a rate of approximately 37.5%.

During the quarter ended January 1, 2017, Vista Outdoor incurred transaction and transition costs associated with the completed acquisitions of Action Sports and Camp Chef as well as other possible transactions, including advisory, legal and accounting service fees. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company including vendor change fees, insurance-related expenses, and severance costs. Given the nature of transaction and transition costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38%.

During the quarter ended January 1, 2017, Vista Outdoor recorded a portion of the $10 million of compensation for Camp Chef earn-out, which will be paid over the next three years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38%.

For the quarter ended January 3, 2016, Vista Outdoor incurred transaction costs for potential transactions including advisory, legal and accounting service fees. Given the nature of transaction and transition costs and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38%.

For the quarter ended January 3, 2016, as a result of the acquisitions of CamelBak and Jimmy Styks, Vista Outdoor recorded a step-up in the inventory balances, which is the purchase accounting fair value adjustment. The inventory step-up will be expensed to the income statement over the first inventory cycle. Given the nature of transaction and transition costs and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction and transition costs was calculated based on a blended statutory rate of 38%.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures and excluding an acquisition claim settlement, and transaction and transition costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Nine months ended January 1, 2017	Nine months ended January 3, 2016	Projected year ending March 31, 2017
Cash provided by operating activities	$57,891	$71,288	$141,357–$156,357
Capital expenditures	(49,302)	(26,301)	~(90,000)
Acquisition claim settlement gain, net	(30,027)	—	(30,027)
Transaction and transition costs paid to date, net of tax	3,670	5,663	3,670
Free cash flow	$(17,768)	$50,650	$25,000–$40,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of a goodwill and intangible impairment, a gain due to an acquisition claim settlement, costs incurred for completed and potential transactions, transition costs for the Action Sports acquisition, changes in value of future payments of contingent consideration, and acquisition inventory step-up, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY17 Full-Year Adjusted EPS Guidance

	Low	High
EPS guidance including goodwill and intangible impairment, acquisition claim settlement, contingent consideration revaluation, transaction and transition costs, and inventory step-up incurred to date	$(4.57)	$(4.42)
Goodwill and intangibles impairment	6.99	6.99
Acquisition claim settlement, net	(0.50)	(0.50)
Contingent consideration	(0.03)	(0.03)
Transaction and transition costs incurred to date	0.05	0.05
Inventory step-up	0.01	0.01
Adjusted EPS guidance	$1.95	$2.10

Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international customer service, sales and sourcing operations in Asia, Australia, Canada, Europe and New Zealand.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor's plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words 'believe', 'expect', 'anticipate', 'intend', 'aim', 'should' and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor's actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor's other markets, including conditions affecting employment levels, consumer confidence and spending, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor's ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor's ability to obtain acceptable third party licenses; Vista Outdoor's ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor's ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor's sales to significant customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor's operating costs; Vista Outdoor's competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor's business, such as federal and state firearms and ammunition regulations; Vista Outdoor's ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor's filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS)
(preliminary and unaudited)

	Quarter ended		Nine months ended
(Amounts in thousands except per share data)	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Sales, net	$653,558	$592,557	$1,968,139	$1,658,431
Cost of sales	484,952	425,053	1,442,747	1,202,611
Gross profit	168,606	167,504	525,392	455,820
Operating expenses:
Research and development	8,170	3,681	24,151	8,851
Selling, general, and administrative	95,893	88,591	303,060	252,011
Acquisition claim settlement gain, net	—	—	(30,027)	—
Goodwill and intangibles impairment	449,199	—	449,199	—
Income (loss) before interest and income taxes	(384,656)	75,232	(220,991)	194,958
Interest expense, net	(10,551)	(7,776)	(32,657)	(16,908)
Income (loss) before income taxes	(395,207)	67,456	(253,648)	178,050
Income tax provision (benefit)	(17,548)	24,297	21,663	68,326
Net income (loss)	$(377,659)	$43,159	$(275,311)	$109,724
Earnings (loss) per common share:
Basic	$(6.48)	$0.70	$(4.63)	$1.76
Diluted	$(6.44)	$0.70	$(4.60)	$1.75
Weighted-average number of common shares outstanding:
Basic	58,275	61,717	59,478	62,175
Diluted	58,634	62,092	59,819	62,534

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	January 1, 2017	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$40,841	$151,692
Net receivables	533,334	428,398
Net inventories	585,116	440,240
Income tax receivable	8,904	—
Other current assets	28,443	29,334
Total current assets	1,196,638	1,049,664
Net property, plant, and equipment	247,715	203,485
Goodwill	855,215	1,023,451
Net intangible assets	717,165	650,472
Deferred charges and other non-current assets	27,432	15,562
Total assets	$3,044,165	$2,942,634
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$222,000	$17,500
Accounts payable	102,904	147,738
Accrued compensation	39,923	47,394
Accrued income taxes	—	12,171
Federal excise tax	31,196	27,701
Other current liabilities	181,421	116,397
Total current liabilities	577,444	368,901
Long-term debt	921,601	652,787
Deferred income tax liabilities	153,130	135,957
Accrued pension and postemployment liabilities	69,575	73,503
Other long-term liabilities	64,731	51,319
Total liabilities	1,786,481	1,282,467

Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding— 57,722,723 shares at January 1, 2017 and 60,825,914 shares at March 31, 2016	577	608
Additional paid-in capital	1,755,742	1,743,371
(Accumulated deficit) Retained earnings	(108,890)	166,421
Accumulated other comprehensive loss	(122,583)	(110,214)
Common stock in treasury, at cost— 6,241,716 shares held at January 1, 2017 and 3,138,525 shares held at March 31, 2016	(267,162)	(140,019)
Total stockholders' equity	1,257,684	1,660,167
Total liabilities and stockholders' equity	$3,044,165	$2,942,634

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	January 1, 2017	January 3, 2016
Operating Activities:
Net income (loss)	$(275,311)	$109,724
Adjustments to net income(loss) to arrive at cash provided by operating activities:
Depreciation	40,805	28,134
Amortization of intangible assets	31,020	24,602
Goodwill and intangibles impairment	449,199	—
Amortization of deferred financing costs	3,474	1,831
Deferred income taxes	(30,171)	697
Loss (gain) on disposal of property, plant, and equipment	140	(180)
Stock-based compensation	9,603	9,055
Excess tax benefits from share-based plans	—	(206)
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	(19,226)	(36,387)
Net inventories	(85,162)	(75,437)
Accounts payable	(79,414)	(32,909)
Accrued compensation	(18,871)	5,328
Accrued income taxes	(15,863)	(4,543)
Federal excise tax	3,566	5,688
Pension and other postretirement benefits	635	3,458
Other assets and liabilities	43,467	32,433
Cash provided by operating activities	57,891	71,288
Investing Activities:
Capital expenditures	(49,302)	(26,301)
Acquisition of businesses, net of cash acquired	(458,149)	(462,116)
Proceeds from the disposition of property, plant, and equipment	92	696
Cash used for investing activities	(507,359)	(487,721)
Financing Activities:
Borrowings on line of credit	445,000	360,000
Payments on line of credit	(255,000)	(360,000)
Proceeds from issuance of long-term debt	307,500	350,000
Payment from former parent	—	6,500
Payments made on long-term debt	(24,000)	(13,125)
Payments made for debt issuance costs	(3,660)	(4,379)
Purchase of treasury shares	(122,860)	(115,194)
Deferred payments for acquisitions	(7,136)	—
Excess tax benefits from share-based plans	—	206
Proceeds from employee stock compensation plans	75	438
Cash provided by financing activities	339,919	224,446
Effect of foreign exchange rate fluctuations on cash	(1,302)	(830)
Decrease in cash and cash equivalents	(110,851)	(192,817)
Cash and cash equivalents at beginning of period	151,692	263,951
Cash and cash equivalents at end of period	$40,841	$71,134